EXHIBIT A

        TO THE SCHEDULE B DISTRIBUTION PLAN OF THE DISTRIBUTION AGREEMENT
                             DATED DECEMBER 15, 2005,
               BETWEEN USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST
              (NOW ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST) AND
                    BISYS FUND SERVICES LIMITED PARTNERSHIP.

                            AMENDED NOVEMBER 29, 2006


                             FUNDS OF THE VIP TRUST


AZL AIM Basic Value Fund
AZL AIM International Equity Fund
AZL Columbia Technology Fund
AZL Davis NY Venture Fund
AZL Dreyfus Founders Equity Growth Fund
AZL Dreyfus Premier Small Cap Value Fund
AZL First Trust Target Double Play Fund
AZL Franklin Small Cap Value Fund
AZL Jennison 20/20 Focus Fund
AZL Jennison Growth Fund
AZL LMP Large Cap Growth Fund
AZL LMP Small Cap Growth Fund
AZL Legg Mason Growth Fund
AZL Legg Mason Value Fund
AZL Money Market Fund
AZL Neuberger Berman Regency Fund
AZL OCC Opportunity Fund
AZL OCC Renaissance Fund
AZL OCC Value Fund
AZL Oppenheimer Developing Markets Fund
AZL Oppenheimer Global Fund
AZL Oppenheimer International Growth Fund
AZL Oppenheimer Main Street Fund
AZL PIMCO Fundamental IndexPLUS Total Return Fund
AZL TargetPLUS Equity Fund
AZL Van Kampen Aggressive Growth Fund
AZL Van Kampen Comstock Fund
AZL Van Kampen Equity and Income Fund
AZL Van Kampen Global Franchise Fund
AZL Van Kampen Global Real Estate Fund
AZL Van Kampen Growth and Income Fund
AZL Van Kampen Mid Cap Growth Fund
AZL Van Kampen Strategic Growth Fund


FEES:
0.25% per annum of each Fund's average daily net assets.


ALLIANZ VARIABLE INSURANCE                 BISYS FUND SERVICES
PRODUCTS TRUST                             LIMITED PARTNERSHIP

By: /s/Brian Muench                        /s/ Fred Nadaff

Name: Brian Muench                         Fred Nadaff

Title: Vice President                      President